CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260, ext. 206
ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. REPORTS  FIRST QUARTER 2010 OPERATING RESULTS
2010 NET SALES INCREASE BY 15.4%

New York, New York – May 5, 2010 – PC Group, Inc. (NASDAQ: PCGR, “PC Group” or the “Company”) reported that net sales for the three months ended March 31, 2010 were approximately $10.5 million, compared to approximately $9.1 million for the three months ended March 31, 2009, an increase of approximately $1.4 million or 15.4%.  Both of the Company’s wholly-owned subsidiaries posted double-digit sales increases in the quarter.  Twincraft’s net sales for the three months ended March 31, 2010 were approximately $7.5 million, an increase of approximately $800,000, or 12.4% as compared to net sales of approximately $6.6 million for the three months ended March 31, 2009.  This increase is primarily attributable to sales to several significant new customers, as well as increases in sales to existing customers.  Silipos’s net sales for the three months ended March 31, 2010 were approximately $3.0 million, an increase of approximately $600,000, or 23.4%, as compared to net sales of approximately $2.4 million for the three months ended March 31, 2009.  This increase is primarily attributable to an increase in the volume of orders from certain existing customers.

Consolidated gross profit increased approximately $888,000, or 41.3%, to approximately $3.0 million for the three months ended March 31, 2010, compared to approximately $2.2 million in the three months ended March 31, 2009.  Consolidated gross profit as a percentage of net sales for the three months ended March 31, 2010 was 29.1%, compared to 23.8% for the three months ended March 31, 2009.  Increases in net sales, reductions in raw material prices at Twincraft, and higher overhead absorpotion all contributed to the increase in consolidated gross profits.

Net loss from continuing operations before income taxes was approximately $1.1 million for the three months ended March 31, 2010, as compared to a net loss before income taxes from continuing operations of approximately $1.9 millon in the three months ended March 31, 2009.  The principal reason for the improvement in 2010 operating results is an increase in gross profit of approximately $888,000 due primarily to higher net sales and a higher margin percentage in 2010 when compared to the same period in 2009.

For the three months ended March 31, 2010, earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) was approximately $139,000 as compared to EBITDA for the three months ended March 31, 2009 of approximately $(690,000), an improvement of approximately $829,000.  Please see the schedule accompanying this release for a reconciliation of non-GAAP EBITDA to the comparable GAAP measure.

The Company reported a net loss from continuing operations for the three months ended March 31, 2010 of approximately $1.1 million on net sales of approximately $10.5 million.  For the comparable period in 2009, the Company reported a net loss from continuing operations of approximately $849,000 on net sales of approximately $9.1 million.  The net loss from continuing operations for the three months ended March 31, 2009 includes a non-recurring, non-cash deferred tax benefit of approximately $1.1 million which is discussed in more detail below.

General and administrative expenses for the first quarter ended March 31, 2010, were approximately $1.9 million, or 18.3% of net sales, compared to approximately $2.1 million, or 22.7% of net sales, in the quarter ended March 31, 2009, a decrease of approximately $142,000.  Approximately $90,000 of the decrease is related to reductions in salaries and rents as a result of our continuing efforts to reduce our corporate overhead structure.  In addition, legal fees decreased by approximately $45,000 and amortization of intangibles is approximately $29,000 lower in the three months ended March 31, 2010 as compared to the the three months ended March 31, 2009.  These decreases were offset by an increase in other professional fees of approximately $36,000 related to the search for a new CEO.

The operating results for 2009 include a non-recurring, non-cash deferred income tax benefit of approximately $1.1 million resulting from the reversal of a previously established tax valuation allowance which is no longer required due to the change in the useful life of the Silipos tradename from an indefinite life to a useful life of approximately 18 years effective January 1, 2009.

Gray Hudkins, President and Chief Executive Officer, commented:  “We are very pleased with the direction of the Company in the first quarter of 2010, in particular the increases realized in net sales at both Twincraft and Silipos.  Our primary focus has been to grow the revenues at both Twincraft and Silipos, and we believe we are beginning to see the results of these efforts.  In the first quarter of 2010, we recognized our initial revenues from our new line of Gel-Care Advanced scar management products.  We expect to have the results of the clinical study related to these products available at the end of the second quarter of 2010. Also, Twincraft recognized its first revenues from several significant new bar soap customers and is aggressively pursuing other opportunities.  As economic conditions improve, we believe customer buying patterns will continue to increase across all our markets.”

Mr. Hudkins continued: “We are continuing to explore options to bring in new CEO leadership who will be better equipped at assisting our Company in growing its revenues in its core markets and taking advantage of external growth opportunities.  As we have already indicated, we may consider specific targeted opportunities in the personal care market that would allow us to gain access to new product groups and customer channels.  We remain, however, ever mindful of the maturity of our convertible notes due December 2011.”

As of March 31, 2010, working capital was approximately $10.8 million, compared to approximately $11.4 million at December 31, 2009, a decrease of approximately $568,000.  The reduction is primarily the result of  increases in accounts payable and accrued expenses of opproximately $1.5 million as a result of our improved business volumes, coupled with a decrease in cash of approximately $1.4 million, offset by increases in accounts receivable of $1.9 million and inventories of approximately $758,000.

Cash and cash equivalents were approximately $3.2 million at March 31, 2010, as compared to cash and cash equivalents of approximately $4.6 million at December 31, 2009.  The Company used cash of approximately $1.4 million in its operating activities during the first three months of 2010 and generated an additional $238,000 from net proceeds received from the sale of its subsidiary during the period and approximately $216,000 was used to purchase property, plant, and equipment.

The Company, through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and consumer markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses during and beyond 2010; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that the Company may not be able to maintain a listing of its common stock on the NASDAQ Capital Market; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; the risk that the clinical study related to our Gel-care scar management products will not be positive; risks associated with our ability to repay debt obligations, the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.pcgrpinc.com or the Securities and Exchange Commission’s web site at www.sec.gov.

PC GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009

Net sales	$10,457,979	$9,064,923
Cost of sales	7,416,318	6,911,697
Gross profit	3,041,661	2,153,226

General and administrative expenses	1,912,482	2,054,241
Selling expenses	1,331,458	1,176,318
Research and development expenses	245,821	234,905
Operating loss	(448,100)	(1,312,238)
Other expense, net:
Interest income	15,162	8,704
Interest expense	(640,157)	(645,288)
Other	(1,105)	24,714
Other expense, net	(626,100)	(611,870)
Loss from continuing operations before income taxes	(1,074,200)	(1,924,108)
Benefit from income taxes	-	1,075,200
Loss from continuing operations	(1,074,200)	(848,908)

Discontinued Operations: Loss from sales of discontinued subsidiaries	-	(75,876)
Provision for income taxes	-	-
Loss from discontinued operations	-	(75,876)
Net Loss	$(1,074,200)	$(924,784)

Net Loss per common share:
Basic and diluted:
Loss from continuing operations	$(0.14)	$(0.10)
Loss from discontinued operations	-	(0.01)
Basic and diluted loss per share	$(0.14)	$(0.11)
Weighted average number of common shares used in computation of net loss per share:
Basic and diluted	7,848,774	8,659,474

PC GROUP, INC. AND SUBSIDIARIES

Reconciliation of  EBITDA to Loss From Continuing Operations
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009

Net loss	$(1,074,200)	$(924,784)
Benefit from income taxes	-	(1,075,200)
Interest expense	640,157	645,288
Interest income	(15,162)	(8,704)
Depreciation and amortization	588,677	673,721
EBITDA	$139,472	$(689,679)

Notes to Earnings Release

Note 1:  This earnings release contains non-GAAP financial measures.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.  These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends.  Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators.  These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.